     FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 27, 2000


                                                      REGISTRATION NO. 333-49118

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                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                             ---------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                      UNITED STATES LIME & MINERALS, INC.
             (Exact name of Registrant as specified in its charter)

                    TEXAS                                        75-0789226
       (State or Other Jurisdiction of                        (I.R.S. Employer
        Incorporation or Organization)                      Identification No.)

                        13800 MONTFORT DRIVE, SUITE 330
                              DALLAS, TEXAS 75240
                                 (972) 991-8400
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                             ---------------------

                                TIMOTHY W. BYRNE

                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      UNITED STATES LIME & MINERALS, INC.
                        13800 MONTFORT DRIVE, SUITE 330
                              DALLAS, TEXAS 75240
                                 (972) 991-8400
                    (Name, Address, Including Zip Code, and
          Telephone Number, Including Area Code, of Agent for Service)
                             ---------------------
                                   Copies to:

                            GEORGE G. YEARSICH, ESQ.
                             SUSAN K. CHASNOV, ESQ.
                          MORGAN, LEWIS & BOCKIUS LLP
                              1800 M STREET, N.W.
                              WASHINGTON, DC 20036
                                 (202) 467-7000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 426(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement the same offering. [ ] ---------------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ---------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

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


      This prospectus is not an offer to sell, and it is not soliciting an offer to buy, these securities in any state where the offer or sale is not permitted.


                      UNITED STATES LIME & MINERALS, INC.


                        1,818,181 SHARES OF COMMON STOCK

                 ISSUABLE UPON EXERCISE OF SUBSCRIPTION RIGHTS

     United States Lime & Minerals, Inc. is distributing non-transferable subscription rights to purchase shares of common stock in this rights offering to persons who owned shares of our common stock on December 26, 2000.



                                                                                        PROCEEDS TO
                                                            SUBSCRIPTION EXERCISE   UNITED STATES LIME &
                                                                    PRICE            MINERALS, INC.(1)
                                                            ---------------------   --------------------
Per Share.................................................       $      5.50            $      5.50
Total.....................................................       $10,000,000            $10,000,000



(1) Before deducting expenses payable by us, estimated to be $340,190.


                             ---------------------

THE EXERCISE OF THE SUBSCRIPTIONS RIGHTS INVOLVES SUBSTANTIAL RISK. FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS," BEGINNING ON PAGE 6 OF THIS PROSPECTUS.
                             ---------------------


     You will receive 0.4566 subscription rights for each share of common stock that you owned on December 26, 2000. You will not receive any fractional rights. Each subscription right entitles you to purchase one share of common stock at the purchase price of $5.50 per share. If you exercise all of your subscription rights, you may also have the opportunity to purchase additional shares at the same purchase price.



     The subscription rights are exercisable beginning on the date of this prospectus and continuing until 5:00 p.m., Eastern Standard Time, on February 5, 2001. If you want to participate in the rights offering, we recommend that you submit your subscription documents to the subscription agent before that deadline or to your broker or bank at least 10 days before that deadline. Please see page 15 for further instructions on submitting subscriptions. All subscriptions will be held in escrow by our subscription agent, Computershare Trust Company of New York, through the expiration date of the rights offering. We reserve the right to cancel the rights offering at any time before the expiration. There is no minimum number of shares that we must sell in order to complete the rights offering. Shareholders who do not participate in the rights offering will continue to own the same number of shares, but will own a smaller percentage of the total shares outstanding to the extent that other shareholders participate in the rights offering.


     The subscription rights may not be sold or transferred. The subscription rights will not be listed for trading on Nasdaq or any stock exchange.


     Inberdon Enterprises Ltd., the majority shareholder of United States Lime & Minerals, has stated its intention to fully exercise its basic subscription rights, thereby purchasing 926,862 shares. Additionally, Inberdon has indicated its intention to backstop the rights offering by purchasing additional shares that are not subscribed for by other shareholders in the rights offering, to the extent such shares are available, until its investment has reached a total amount between $8,000,000 and $10,000,000.



     Shares of the our common stock are quoted on the Nasdaq National Market under the symbol "USLM." The last sale price of our common stock on December 22, 2000 was $4.5625.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     The securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.



                The Date of this Prospectus is December 27, 2000

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
  Questions and Answers About United States Lime &
     Minerals...............................................    1
  Questions and Answers About the Rights Offering...........    1
Risk Factors................................................    6
  Risks Associated with the Offering of Subscription
     Rights.................................................    6
  Risk Factors Relating to United States Lime & Minerals....    7
Recent Developments.........................................    9
Banking Facilities..........................................   10
About United States Lime & Minerals.........................   10
About the Lime Industry.....................................   13
About the Rights Offering...................................   14
  The Subscription Rights...................................   14
  Basic Subscription Privilege..............................   14
  Over-Subscription Privilege...............................   14
  Purchase Commitments......................................   15
  No Recommendations........................................   15
  Expiration Date...........................................   15
  Cancellation Right........................................   15
  Non-Transferability of Subscription Rights................   15
  Exercise of Subscription Rights...........................   15
  Method of Payment.........................................   16
  Guaranteed Delivery Procedures............................   16
  Signature Guarantees......................................   17
  Shares Held for Others....................................   17
  Ambiguities in Exercise of Subscription Rights............   17
  Regulatory Limitation.....................................   17
  Our Decision Binding......................................   18
  No Revocation.............................................   18
  Shares of Common Stock Outstanding After the Rights
     Offering...............................................   18
  Capitalization Table......................................   18
  Fees and Expenses.........................................   19
  Subscription Agent........................................   19
  Information Agent.........................................   19
If You Have Questions.......................................   20
Description of Common Stock.................................   20
Use of Proceeds.............................................   20
Determination of Offering Price.............................   20
Plan of Distribution........................................   21
Federal Income Tax Considerations...........................   21
  Taxation of Shareholders..................................   21
  Taxation of United States Lime & Minerals.................   22
State and Foreign Securities Laws...........................   22
Legal Matters...............................................   22
Experts.....................................................   22
If You Would Like More Information..........................   22

                               PROSPECTUS SUMMARY


     This section answers in summary form some questions you may have about United States Lime & Minerals, Inc. and this rights offering. The information in this section is a summary and therefore does not contain all of the information that you should consider before exercising your subscription rights. You should read the entire prospectus carefully, including the "Risk Factors" section and the documents listed under "If You Would Like More Information."


QUESTIONS AND ANSWERS ABOUT UNITED STATES LIME & MINERALS

WHAT IS UNITED STATES LIME & MINERALS, INC.?


     United States Lime & Minerals was incorporated in 1950. Our business is the production and sale of lime and limestone products. We extract high-quality limestone from our quarries and process it for sale as pulverized limestone, quicklime, and hydrated lime. We conduct our operations through three wholly-owned subsidiaries: Arkansas Lime Company, Texas Lime Company, and Colorado Lime Company.


WHERE ARE WE LOCATED?


     Our principal executive office is located at:


                      United States Lime & Minerals, Inc.
                        13800 Montfort Drive, Suite 330
                              Dallas, Texas 75240

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING


WHAT IS A RIGHTS OFFERING?



     A rights offering is an opportunity for you to purchase additional shares of common stock at a fixed price and in an amount at least proportional to your existing interest, which enables you to maintain and possibly increase your current percentage ownership.



WHAT IS A SUBSCRIPTION RIGHT?



     We are distributing to you, at no charge, 0.4566 subscription rights for every share of our common stock that you owned either as a holder of record or, in the case of shares held in our 401(k) plan (formerly the ESOP) (the "Plan"), as a beneficial owner of shares held by the Plan, on December 26, 2000. We will not distribute any fractional subscription rights, but will round the number of subscription rights you receive down to the nearest whole number. Each subscription right entitles you to purchase one share of our common stock for $5.50. When you "exercise" a subscription right, that means that you choose to purchase the number of shares of common stock that the subscription right entitles you to purchase. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. You cannot give or sell your subscription rights to anybody else -- only you can exercise them. See "About the Rights Offering -- The Subscription Rights."



WHAT IS THE BASIC SUBSCRIPTION PRIVILEGE?



     The basic subscription privilege of each subscription right entitles you to purchase one share of our common stock at a subscription price of $5.50. See "About the Rights Offering -- Basic Subscription Privilege."



WHAT IS THE OVER-SUBSCRIPTION PRIVILEGE?



     We do not expect that all of our shareholders will exercise all of their basic subscription privileges. By extending over-subscription privileges to our shareholders, we are providing for the purchase of those shares which are not purchased through exercise of basic subscription privileges. The over-subscription privilege of each subscription right entitles you, if and when you fully exercise your basic subscription privilege, to subscribe for additional shares of common stock at a subscription price of $5.50 per share. See "About the Rights Offering -- Over-Subscription Privilege."



WHAT ARE THE LIMITATIONS ON THE OVER-SUBSCRIPTION PRIVILEGE?



     If sufficient shares are available in the rights offering, we will honor all over-subscription requests in full. If over-subscription requests exceed the number of shares available, we will allocate all or a portion of the available shares among shareholders who over-subscribed in proportion to the number of shares purchased by those over-subscribing shareholders through the exercise of their basic subscription privilege. Inberdon Enterprises has stated its intention not to subscribe for shares pursuant to the over-subscription privilege. See "About the Rights Offering -- Over-Subscription Privilege."



WHY ARE WE ENGAGING IN A RIGHTS OFFERING?



     We are making this rights offering in order to raise $10,000,000. During the last quarter of this fiscal year (i) we completed the pulverized limestone production line for our Texas plant at a cost of $500,000 more than last anticipated, (ii) we substantially completed the Phase I project in Arkansas at a cost of $4,000,000 more than last anticipated, and (iii) our operating profit was less than we had expected. Additionally, the first and fourth quarters of the fiscal year are typically less profitable for us than the second and third quarters. For these reasons, we determined that additional capital was needed to fund short-term liquidity demands.



     We intend to use the net proceeds of the offering, assuming we sell all the shares being offered at a per share price of $5.50, for working capital and to repay short-term indebtedness, including a $5,000,000 bridge loan from Inberdon and all or a portion of our $4,000,000 revolving credit facility. Assuming normal weather conditions in the first half of 2001 and additional sales as a result of our increased capacity, we expect that the proceeds of the rights offering will provide us with sufficient liquidity to complete all necessary work on Phase I and to fund short-term working capital requirements. We expect that the completion of Phase I and the pulverized limestone line will allow us to more efficiently produce higher quality lime in larger quantities and that, consequently, we will realize improvements in operating profit and cash flow.


HOW MANY SHARES MAY I PURCHASE?


     You will receive 0.4566 subscription rights for each share of common stock that you owned on December 26, 2000. We will not distribute fractional subscription rights, but will round the number of subscription rights you are to receive down to the nearest whole number. Each subscription right entitles you to purchase one share of common stock for $5.50. See "About the Rights
Offering -- Basic Subscription Privilege." If you exercise all of the subscription rights that you receive, you may have the opportunity to purchase additional shares of common stock. On your subscription certificate, you may request to purchase as many additional shares as you wish for $5.50 per share. We may honor all of these over-subscription requests, but if not, you may not be able to purchase as many shares as you requested on your subscription certificate. Subject to state securities laws and regulations, we have the discretion to issue less than the total number of shares that may be available for over-subscription requests in order to comply with state securities laws. See "About the Rights Offering -- Over-Subscription Privilege."



HOW DID WE ARRIVE AT THE $5.50 PER SHARE SUBSCRIPTION PRICE?



     Our Board of Directors, excluding the director affiliated with Inberdon, set all of the terms and conditions of the rights offering, including the subscription price. The Board of Directors advised Inberdon of its determination of the subscription price to confirm Inberdon's willingness to pay a higher-than-market price for shares in the rights offering. The $5.50 subscription price was based on the historical trading prices of our common stock, our book value per share, and Inberdon's willingness to pay an above market price. See "Determination of Offering Price."

HOW DO I EXERCISE MY SUBSCRIPTION RIGHTS?


     You must properly complete the attached subscription certificate and deliver it to the Subscription Agent before 5:00 p.m., Eastern Standard Time on February 5, 2001. The address for the Subscription Agent is on page 19. See "About the Rights Offering -- Exercise of Subscription Rights."


HOW DO I PAY FOR MY SHARES?

     Your subscription certificate must be accompanied by proper payment for each share that you wish to purchase pursuant to both your basic and over-subscription privileges. See "About the Rights Offering -- Method of Payment."

HOW LONG WILL THE RIGHTS OFFERING LAST?


     You will be able to exercise your subscription rights only during a limited period. IF YOU DO NOT EXERCISE YOUR SUBSCRIPTION RIGHTS BEFORE 5:00 P.M., EASTERN STANDARD TIME, ON FEBRUARY 5, 2001, THE SUBSCRIPTION RIGHTS WILL EXPIRE. We may, in our discretion, decide to extend the rights offering. In addition, if the commencement of the rights offering is delayed, the expiration date will similarly be extended. See "About the Rights Offering -- Expiration Date."


WHAT IF MY SHARES ARE NOT HELD IN MY NAME?


     If you are a beneficial owner of common stock held by a holder of record, such as a broker, trustee or a depository for securities, you should contact the holder and ask him or her to effect transactions in accordance with your instructions. Notwithstanding the above, if you are a current or former employee of ours who beneficially owns shares of our common stock which are held in our Plan, we will treat those shares as part of your record ownership for purposes of calculating your subscription rights and you will receive a subscription certificate representing those rights directly from the Subscription Agent. See "About the Rights Offering -- Shares Held for Others."



AFTER I EXERCISE MY SUBSCRIPTION RIGHTS, CAN I CHANGE MY MIND AND CANCEL MY PURCHASE?



     No. Once you send in your subscription certificate and payment, you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider to be unfavorable and even if the market price of our common stock is below the $5.50 per share purchase price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $5.50 per share. See "About the Rights Offering -- No Revocation."


IS EXERCISING MY SUBSCRIPTION RIGHTS RISKY?


     The exercise of your subscription rights involves risks. Exercising your subscription rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading "Risk Factors," beginning on page 6.


WHAT HAPPENS IF I CHOOSE NOT TO EXERCISE MY SUBSCRIPTION RIGHTS?


     You will retain your current number of shares of common stock even if you do not exercise your subscription rights. However, if other shareholders exercise their subscription rights and you do not, the percentage of United States Lime & Minerals that you own will diminish, and your voting and other rights will be diluted. See "Risk Factors -- Dilution of your percentage ownership of United States Lime & Minerals."


CAN I SELL OR GIVE AWAY MY SUBSCRIPTION RIGHTS?

     No.

MUST I EXERCISE ANY SUBSCRIPTION RIGHTS?

     No.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING MY SUBSCRIPTION
RIGHTS?


     The receipt and exercise of your subscription rights are intended to be nontaxable events. You should seek specific tax advice from your personal tax advisor. See "Federal Income Tax Considerations -- Taxation of Shareholders."


WHEN WILL I RECEIVE MY NEW SHARES?


     If you purchase shares of common stock through the rights offering, you will receive certificates representing those shares as soon as practicable after February 5, 2001.



CAN THE BOARD OF DIRECTORS CANCEL THE RIGHTS OFFERING?



     Yes. The Board of Directors, excluding the director affiliated with Inberdon, may decide to cancel the rights offering at any time, on or before February 5, 2001, for any reason. If we cancel the rights offering, any money received from subscribing shareholders will be refunded promptly. See "About the Rights Offering -- Cancellation Right."


HOW MUCH MONEY WILL UNITED STATES LIME & MINERALS RECEIVE FROM THE RIGHTS OFFERING?


     If we sell all the shares being offered, we will receive gross proceeds of $10,000,000. We are offering shares in the rights offering with no minimum purchase requirement. As a result, there is no assurance we will be able to sell all or any of the shares being offered. However, our majority shareholder, Inberdon, has indicated a willingness to fully exercise its basic subscription rights and to purchase all or a portion of the shares that are not subscribed for in the rights offering by other shareholders. Accordingly, even if Inberdon is the only shareholder who participates in the rights offering, we should receive gross proceeds of between $8,000,000 and $10,000,000. See "About the Rights Offering -- Purchase Commitments."


HOW WILL WE USE THE PROCEEDS FROM THE RIGHTS OFFERING?


     We intend to use the net proceeds of the rights offering to repay short-term borrowings, which currently consist of the $5,000,000 bridge loan provided to us by Inberdon on December 27, 2000 and $4,000,000 under our revolving credit facility. We intend to use the balance of the proceeds, if any, for working capital and general corporate purposes. If we receive proceeds of less than $9,000,000, we intend to fully and promptly repay the bridge loan and will partially repay the amount borrowed under our revolving credit facility. See "Use of Proceeds."


HOW MANY SHARES WILL BE OUTSTANDING AFTER THE RIGHTS OFFERING?


     The number of shares of common stock that will be outstanding after the rights offering will depend on the number of shares that are purchased in the rights offering. If we sell all of the shares being offered, then we will issue 1,818,181 new shares of common stock. In that case, we will have approximately 5,799,845 shares of common stock outstanding after the rights offering.


WHAT IF I HAVE MORE QUESTIONS?


     If you have more questions about the rights offering, please contact our information agent, Corporate Investor Communications, Inc., toll free by telephone at (866) 745-6678 or our Vice President of Finance, Corporate Controller and Secretary, Larry T. Ohms at 13800 Montfort Drive, Suite 330, Dallas, Texas, 75240, or by telephone at (972) 991-8400. See "If You Have Questions."

A WARNING ABOUT FORWARD-LOOKING STATEMENTS


     Any statements contained in this prospectus that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this prospectus, including, without limitation, statements relating to our plans, strategies, objectives, expectations, intentions, and adequacy of resources, are identified by such words as "will," "could," "should," "believe," "expect," "intend," "plan," "anticipate," "schedule," "estimate," and "project." We undertake no obligation to publicly update or revise any forward-looking statements. You are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including, without limitation, the following: (i) our plans, strategies, objectives, expectations, and intentions are subject to change at any time at our discretion; (ii) our plans and results of operations will be affected by our ability to manage our growth and modernization; (iii) inclement weather conditions; (iv) increased fuel costs; (v) unanticipated delays or additional cost overruns in completing current construction projects; and (vi) other risks and uncertainties set forth below or in our filings with the Securities and Exchange Commission.

                                  RISK FACTORS


     Investing in our common stock involves risks. You should be able to bear a complete loss of your investment. You should carefully consider the following factors and other information in this Prospectus before deciding to purchase our common stock.



RISKS ASSOCIATED WITH THE OFFERING OF SUBSCRIPTION RIGHTS



     Risks associated with exercising subscription rights. We cannot assure you that the public trading market price of our common stock will not either increase or decline before the subscription rights expire. If you exercise your subscription rights and the market price of the common stock subsequently does not increase to more than $5.50, then you will have committed to buy shares of common stock in the rights offering at a price that is higher than the price at which our shares could be purchased in the market. Moreover, we cannot assure you that you will ever be able to sell shares of common stock that you purchased in the rights offering at a price equal to or greater than the subscription price. Until certificates are delivered upon expiration of the rights offering, you may not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock that you purchased will be delivered as soon as practicable after expiration of the rights offering. We will not pay you interest on funds delivered to the Subscription Agent pursuant to the exercise of rights.



     Determination of the subscription price. Our Board of Directors, excluding the director affiliated with Inberdon, set all of the terms and conditions of the rights offering, including the subscription price. The Board of Directors advised Inberdon of its determination of the subscription price to confirm Inberdon's willingness to pay an above market price for shares in the rights offering. The $5.50 subscription price was based on the historical trading prices of our common stock, our book value per share, and Inberdon's willingness to pay an above market price. The subscription price does not necessarily bear any relationship to our past operations, cash flows, current financial condition, or any other established criteria for value. You should not consider the subscription price as an indication of the value of United States Lime & Minerals or our common stock. See "Determination of Offering Price."


     No revocation of exercise of subscription rights. Once you exercise your subscription rights, you may not revoke the exercise.


     Dilution of your percentage ownership of United States Lime & Minerals. If you do not exercise all of your basic subscription rights, you may suffer significant dilution of your percentage ownership of United States Lime & Minerals relative to shareholders who fully exercise their subscription rights. For example, if you own 500,000 shares of common stock before the rights offering, or 12.6% of the equity of United States Lime & Minerals, and you exercise none of your subscription rights while all other subscription rights are exercised through the basic subscription privilege or over-subscription privilege, then the percentage ownership represented by your 500,000 shares will be reduced to 8.6%.


     Cancellation of rights offering. If we elect to cancel the rights offering, neither we nor the Subscription Agent will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments.


     Volatility of stock price. Certain factors may cause the market price of our stock to fluctuate significantly. These factors include, without limitation:



     - inclement weather;


     - quarterly fluctuations in our financial results;


     - general economic conditions and the impact of government programs such as the Transportation Equity Act for the 21st Century;


     - market conditions in the lime industry, and in the industries that purchase our products;

     - changes in relationships with our customers; and


     - the size of the public float of our common stock (which, in the case of the rights offering, will depend on the number of shares of common stock purchased in the rights offering).



     Control by major shareholder. As of December 26, 2000, Inberdon owned approximately 51% of our voting stock. The rights offering could, and in fact is likely to, result in Inberdon owning an even greater percentage of our common stock. Inberdon has enough votes to approve or disapprove any matters that are determined by a majority vote of our shareholders, and accordingly your ability to influence United States Lime & Minerals through voting your shares is limited.


RISK FACTORS RELATING TO UNITED STATES LIME & MINERALS


     Short-term liquidity demands. We are making the rights offering to raise cash to meet immediate liquidity demands. If we sell all the shares being offered, we will receive gross proceeds of $10,000,000. We will use most of these proceeds to repay short-term indebtedness, including the $5,000,000 bridge loan from Inberdon and all or a portion of our $4,000,000 revolving credit facility, which we have fully drawn down. To the extent we repay the revolving credit facility, we will have access to funds available thereunder. Accordingly, we believe that the proceeds of the rights offering will allow us to meet immediate liquidity demands and to pay for all necessary work on Phase I of the Arkansas project. We have not, however, established any minimum purchase requirement for shareholder participation in the rights offering. And, although we have had some assurance from Inberdon, our majority shareholder, that it will purchase shares in the rights offering for a total purchase price of between $8,000,000 and $10,000,000, (see "About the Rights Offering -- Purchase Commitments") there is no guarantee that Inberdon will do so. Accordingly, there can be no assurance that we will be able to sell all or any of the shares we are offering and the amount of proceeds we receive may be substantially less than we anticipate and need.



     If we do not raise at least $8,000,000 in the rights offering and if our results of operations do not significantly improve in the short term, it may be difficult for us to meet our short-term obligations or to achieve our business goals. We likely would have to raise additional proceeds and there is no assurance we will be able to do so given our current levels of indebtedness.



     Even if we do raise $10,000,000 in the rights offering, until we begin to generate the level of operating profit and cash flow that we believe we are capable of, given the significant investments that we recently have made to our facilities, we may need to explore new sources of financing or other alternatives to maximize shareholder value.



     Factors that could affect our operations. In the normal course of our business, we face risks that could have a material adverse impact on our results of operations, liquidity, financial position and prospects. Not all risks are foreseeable or within our ability to control. These risks arise from factors including, but not limited to:



     - fluctuating demand for lime and limestone products;



     - our ability to produce and store quantities of lime and limestone products sufficient to meet customer demand;



     - our modernization and expansion strategies, including our ability to execute our strategies and complete our projects on time and within budget;



     - our access to capital;



     - energy costs;



     - inclement weather; and



     - the effects of seasonal trends in the lime industry.

Our success depends on our ability to manage risks affecting our business and the industry. If we are not able to do so, our business will suffer, which could have a negative impact on the price of our common stock.



     Existing and future adverse effects of leverage and restrictions imposed by terms of our indebtedness. Following the closing of this offering our debt ratio is expected to have improved (see "About the Rights Offering -- Capitalization Table"). Even with our improved debt ratio, a substantial portion of our cash flows from operations will be dedicated to the payment of principal and interest on indebtedness. Our ability to service our debt and to comply with the financial and restrictive covenants contained in our loan agreements will depend upon our future performance and business growth. Our performance and growth is subject to financial, economic, competitive, and other factors. Many of these factors are beyond our control. In particular, our ability to service our indebtedness will depend upon our ability to generate higher levels of revenues and cash flows as a result of the modernization and expansion of the Texas and Arkansas plants. While we believe that we will be able to generate sufficient cash flow to cover our current and anticipated future debt service payments, we cannot provide any assurance to that effect.



     Compliance with environments laws and regulations. Our operations are subject to various federal, state, and local environmental laws and regulations, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, and the Comprehensive Environmental Response, Compensation, and Liability Act, as well as the Toxic Substances Control Act. The rate of change of such legislation has been rapid over the last decade, and compliance can require significant expenditures. For example, recent federal legislation required Texas Lime Company and Arkansas Lime Company to apply for "Title V" renewable operating permits ("Operating Air Permits") which have significant on-going compliance monitoring costs. While we cannot be certain that we will always be able to comply with changing requirements without a material impact on our business, we are not aware of any such impending change with which we cannot comply.


     In September 1999, we received an Operating Air Permit for Phase I of the modernization and expansion project for the Arkansas facility. In June 2000, we received a second Operating Air Permit for Arkansas Phase II. These permits cover air emissions generated at the facility and contain stringent emission limits and performance criteria that the new rotary lime kilns and plant must meet. Until both kilns are fully operational and have demonstrated their ability to comply with the permit conditions, there can be no assurance that additional capital will not be required, or operating conditions imposed, in order to achieve compliance.


     Completion of Phase II of the Arkansas expansion. We have discussed our desire to complete Phase II of the Arkansas expansion. However, due to our lower than expected operating income generated this year, as well as the increased costs of both Arkansas Phase I and the second pulverized limestone facility at Texas Lime, we are delaying the construction of Arkansas Phase II at this time. We still intend to proceed with the project and will continue to review the optimum start-up time based on our operating results, market demand, ability to secure competitive bids for the construction and the availability of financing. The future construction of Arkansas Phase II could also have a material adverse effect on our business or financial results due to the impact of start-up costs and the potential for under-utilization, especially in the start-up phase. No assurance can be given that the Phase II expansion of the Arkansas facility will be completed on time or within budgeted projections, and may be abandoned due to these or other issues. Further, notwithstanding current demand for lime and limestone products, we cannot guarantee that we will be able to sell our products, or reestablish accounts with those customers that previously purchased products from Arkansas Lime, once increased production has commenced, or that any such sales will be profitable. We may decide to incur additional debt or issue additional equity securities to pay for construction or other expansion costs, which could have a further material adverse dilutive effect on the ownership interests of our current stockholders.


     Competition. The lime industry is highly regionalized and competitive. Our competitors include both public and private companies. The primary competitive factors in the lime industry are quality, price, proximity to the customer, personal relationships, and timeliness of deliveries, with varying emphasis on these factors depending upon the specific product application. To the extent that one or more of our competitors becomes more successful with respect to any key competitive factor, our business could be materially adversely affected. Although demand for lime has been relatively strong in recent years, we are unable to predict future demand and prices, and we cannot provide any assurance that current levels of demand and pricing will continue or that any future price increases can be sustained.


     Industry consolidation. There is a continuing trend of consolidation in the lime and limestone industry. Currently, the four largest lime companies in North America account for approximately 70% of total lime capacity. In addition to, and often in conjunction with, consolidations, many producers have undergone modernization and expansion projects to upgrade their processing equipment in an effort to improve their operating efficiency and competitive position. As industry consolidation continues, we will continue to evaluate external opportunities for expansion, as well as pursue our modernization and expansion projects, in an effort to remain competitive, protect our markets, and position ourself for the future. We cannot provide any assurance that we will have sufficient financial and management resources to implement our strategy, particularly while we are endeavoring to complete the Arkansas project.


                              RECENT DEVELOPMENTS


     The Board of Directors has accepted the resignation of Herbert G.A. Wilson as President, Chief Executive Officer and Director effective December 8, 2000 and appointed Timothy W. Byrne as its new President and CEO effective that date. Mr. Byrne has been associated with us for 10 years. In addition to his service as a Board member since 1991, Mr. Byrne served as our President and CEO during 1997 and 1998 and as our Chief Financial Officer prior to 1997.



     On December 27, 2000, the Company obtained a $5,000,000 bridge loan ("Bridge Loan"), under normal commercial terms, from Inberdon. The Bridge Loan is unsecured, bears interest at 9.75% and must be repaid by March 27, 2001. We intend to promptly repay the Bridge Loan with a portion of the proceeds of the rights offering.



     During the first nine months of 2000 and continuing in the fourth quarter, our operating results have been adversely affected by a number of factors, which include, but are not limited to, rapidly increasing fuel costs, particularly natural gas, lower sales of pulverized limestone used in roofing products, and unprecedented flooding at the Texas Lime Company in June. Actions have been taken to address these adverse factors which, together with the new production facilities, should improve cash flow in 2001.



     The recent high cost of natural gas has impacted the results of Arkansas Lime Company, increasing operating losses because the old vertical kilns, now retired, could only burn gas. The new Phase I rotary kiln, produced its first lime on October 22, 2000, has mitigated this issue because it is permitted to burn gas, coal or coke. The old gas kilns used for lime production were permanently closed on October 20, 2000, one month later than originally estimated. Our pulverized limestone production process in Texas and Arkansas will continue to run exclusively on gas fuel.



     The June flooding in Texas was the result of exceptional rainfall, subsequently confirmed by the National Weather Service to be the heaviest monthly total in the area for 113 years. The floods caused a significant loss of production, the depletion of finished goods inventories, and led to increased costs through purchasing lime from outside sources to fulfill customer commitments. There was no long-term damage, and the plant was back in full production in July. We retained our customer base and have rebuilt the normal level of finished goods inventories.



     During the fourth quarter 2000, we commissioned a new line for the production of pulverized limestone at Texas Lime Company. This investment will allow us to pursue new business opportunities and better serve existing customers. The lack of reliability of a single production line was a restraining factor on sales to several large customers requiring 'round-the-clock' availability. We believe that certain of these customers will begin taking additional product in the first quarter of 2001. The production operations at Texas Lime are highly integrated, and increasing the level of pulverized limestone production along with the recent increases in lime capacity, allows for a lower level of production cost to be achieved. We previously estimated the cost of the pulverized limestone production line to be $1,800,000. We have revised our estimate to $2,300,000 to reflect additional costs due to: changes in the scope of work, which amounted to approximately $225,000; additional foundation work, amounting to about $30,000; and unexpected renovations of used equipment for the line, approximating $150,000. Other costs amounted to around $100,000. The line is complete and fully operational, so we do not anticipate revising further our $2,300,000 estimate.



     We now estimate that total capital expenditures for Phase I of the Arkansas project will be approximately $34,000,000, approximately $4,000,000 over the estimate last announced by us. The kiln in Phase I produced its first lime on October 22, 2000, which is of excellent quality and has been well received by our customers. Currently our lime is being tested by a number of new customers that we previously could not serve because of the quality of our lime produced with our old vertical kilns which have been retired. In addition, the new kiln is operating efficiently, and has produced volumes in excess of 600 tons per day. There is some additional work to be completed on Phase I, and at the present time, we estimate that, except for the terminal in Shreveport, Louisiana, which may not be completed until we commence Phase II, Phase I will be completed and operational during the first quarter of 2001.



     Arkansas Phase II is estimated to cost approximately $12,000,000. We have expressed our desire to complete Phase II of the Arkansas expansion as soon as practicable. However, due to our lower than expected operating profit generated this year, as well as the increased costs of both Arkansas Phase I and the second pulverized limestone line at Texas Lime, we are delaying the construction of Phase II at this time. We still plan to proceed with the project and will continue to review the optimum time to start this project based on our future operating results, market demand, and our ability to secure competitive construction bids and financing.


                               BANKING FACILITIES


     We have a $50,000,000 Senior Secured Term Loan (the "Loan"), provided by a consortium of commercial banks (the "Lenders"), which was fully drawn down on March 30, 2000. The Loan was used to repay all the then-existing bank loans, with the balance principally used to fund Phase I of the Arkansas project. Monthly principal payments of $277,778 began on April 30, 2000, and will terminate on March 30, 2007, when a final payment of $26,944,444 is due. The interest rate is fixed at a weighted average rate of 9.135%, in addition to which, we pay a servicing fee of 0.125% of the outstanding principal. The Loan is secured by a first lien on substantially all of our assets with the exception of accounts receivable and inventories. On December 27, 2000 we executed with the Lenders the first amendment to the credit agreement for the Loan for the purpose of amending certain covenants related to other indebtedness and to permit us to incur additional indebtedness in the amount of the $5,000,000 Bridge Loan provided by Inberdon.



     We also have a $4,000,000 revolving credit facility (the "Revolver") provided by the lead bank of the Loan consortium and secured by accounts receivable and inventories. The Revolver bears interest at LIBOR plus 1.40%, which rate will increase in accordance with a defined rate spread based upon our then-current rate of total funded debt to earnings before interest, taxes, depreciation and amortization (EBITDA). The Revolver expires on April 20, 2001, and as of December 22, 2000, we had fully drawn down all available funds under this facility.


                      ABOUT UNITED STATES LIME & MINERALS


     United States Lime & Minerals, Inc. was incorporated in 1950. Our business is the production and sale of lime and limestone products. We conduct our operations through three wholly-owned subsidiaries: Arkansas Lime Company, Texas Lime Company, and Colorado Lime Company.



     We extract raw, high-quality limestone from our quarries and then processes it for sale as pulverized limestone, quicklime, and hydrated lime. Pulverized limestone, also referred to as ground calcium carbonate, is a dried product ground to granular and finer sizes. Quicklime (calcium oxide) is produced by heating limestone to very high temperatures in kilns in a process called calcination. Hydrated lime (calcium hydroxide) is produced by reacting quicklime with water in a controlled process to produce a dry, white powder.

     Pulverized limestone is used primarily in the production of construction materials such as asphalt paving and roofing shingles, as an additive to agriculture feeds, as a soil enhancement, and for mine safety dust in coal mining operations. Quicklime is used primarily in the manufacturing of paper products, in sanitation and water filtering systems, in metal processing, and in soil stabilization for highway and building construction. Hydrated lime is used primarily in municipal sanitation and water treatment, in soil stabilization for highway and building construction, in the production of chemicals, and in the production of construction materials such as stucco, plaster and mortar.


     Our principal customers for lime and limestone products are highway, street and parking lot contractors, chemical producers, paper manufacturers, roofing shingle manufacturers, steel producers, glass manufacturers, municipal sanitation and water treatment facilities, poultry and cattle feed producers, governmental agencies, and electric utility companies. We transport our lime and limestone products by rail and truck to customers generally within a radius of 400 miles of each of our processing plants. Substantially all of our sales are made within the United States, with a majority of our product sales occurring in the states of Arkansas, Colorado, Kansas, Louisiana, Mississippi, Missouri, New Mexico, Oklahoma, Tennessee, and Texas. Approximately 700 customers accounted for our sales of lime and limestone products during the year ended December 31, 1999. No single customer accounted for more than 10% of such sales. We believe that we are not subject to significant customer risks because our customers are considerably diversified as to geographic location and industrial concentration. However, given the capital intensive nature of the lime and limestone industry, our profits are very sensitive to changes in sales volume.


     Our sales have historically reflected seasonal trends, with the largest percentage of total annual revenues being realized in the second and third quarters. Lower seasonal demand normally results in reduced shipments and revenues in the first and fourth quarters. Inclement weather conditions generally have a negative impact on the demand for lime and limestone products.

     Two of our subsidiaries currently extract limestone from open-pit quarries: the Texas Lime Company, which is located 14 miles from Cleburne, Texas; and the Arkansas Lime Company, which is located near Batesville, Arkansas. A third subsidiary, the Colorado Lime Company, owns limestone resources at Monarch Pass located 15 miles west of Salida, Colorado.


     Texas Lime Company operates from a tract of land containing approximately 470 acres, including the Cleburne Quarry. In January 1999, we purchased approximately 400 acres of additional land and now own approximately 2,700 acres adjacent to the quarry. Both the quarry and the adjacent land contain known high-quality limestone reserves in a bed averaging 28 feet in thickness, with an overburden that ranges from 0 to 50 feet. We also have mineral interests in approximately 560 acres of land adjacent to the northwest boundary of that property. The calculated reserves, as of January 31, 1999, were approximately 44,000,000 tons of proven reserves and approximately 91,000,000 tons of probable reserves. Assuming the enhanced level of production following the Texas modernization and expansion project is maintained, we estimate that these reserves are sufficient to sustain operations for approximately 100 years.



     Arkansas Lime Company operates the Batesville Quarry and its new lime production facility located at the quarry. The limestone and hydrate production facilities are located at a second site linked to the quarry by its own standard railroad. The active quarry operations cover approximately 725 acres of land containing a known deposit of high-quality limestone. The average thickness of the high-quality limestone deposit is approximately 70 feet, with an average overburden thickness of 35 feet. We also own approximately 325 additional acres containing additional high-quality limestone deposits adjacent to the present quarry but separated from it by a public highway. The average thickness of this second high-quality limestone deposit is approximately 55 feet, with an average overburden of 20 feet. The calculated reserves, as of January 31, 1999, were approximately 23,500,000 tons of proven reserves plus an additional 33,500,000 tons of probable reserves. Assuming the present level of production is maintained, we estimate that reserves are sufficient to sustain operations for approximately 100 years. However, this estimate is reduced to 50 years assuming that the Arkansas facility reaches projected production levels after the planned modernization and expansion.

     Colorado Lime Company acquired the Monarch Pass Quarry in November 1995 and has not carried out any mining on the property. A review of the potential limestone resources has been completed by independent geologists. However, we do not consider the cost of a drilling program to be economically feasible at this time and, consequently, it is not possible to identify and categorize reserves. The Monarch Pass Quarry, which had been operated for many years until its closure in the early nineties, contains a mixture of limestone types, including high-quality calcium limestone and dolomite. We expect to utilize remaining crushed stone inventories to supply our processing plant in nearby Salida. Developed quarry benches are available and will be mined if the need arises.

     We extract limestone by the open-pit method at the Arkansas and Texas quarries. Monarch Pass is also an open-pit quarry, but is not being worked at this time. Open-pit mining is generally less expensive than underground mining. The principal disadvantage of the open-pit method is that operations are subject to inclement weather.

     After extraction through mining operations, limestone is crushed, screened, and ground in the case of pulverized limestone, or further processed in kilns and hydrators in the case of quicklime and hydrated lime, before shipment. We produce lime and/or limestone products at three plants as described below.


     Following the completion of the modernization and expansion of the Texas plant at the end of 1998, the annual capacity is now 470,000 tons of quicklime from three rotary kilns. The Texas project included the installation of a new stone crushing and handling system, the addition of a preheater to one of the existing kilns, additional storage, screening, and shipping capacity, and a new support building housing a laboratory and administrative and shop facilities. The plant has pulverized limestone equipment which has a capacity to produce approximately 1,000,000 tons of pulverized limestone annually, depending on the product mix. Construction of a second pulverizing line is now completed and has provided operational flexibility as well as an increase in capacity. In addition to the Cleburne plant, we own a dormant plant which is located near Blum, Texas on a tract of land covering approximately 40 acres. The Blum plant was acquired in 1989, and its kilns have not been operated since that time; however, the plant's storage and shipment facilities are currently being utilized.



     The Arkansas lime production plant is situated at the quarry. The limestone and hydrate facilities are situated on a tract of 290 acres located approximately two miles from the Batesville Quarry to which it is connected by a company-owned standard railroad. Utilizing one rotary kiln, this plant has an annual capacity of 200,000 tons of quicklime. The plant has two grinding systems which, depending on the product mix, have the capacity to produce 700,000 tons of pulverized limestone annually.



     Over the past decade, Arkansas Lime Company has lost various accounts due to poor product quality and service from the now retired vertical lime kilns which were installed in the 1920's. We have commenced a modernization and expansion of the Arkansas facility, to be completed in two phases, which is designed to expand production and improve quality and service, enabling Arkansas Lime Company to compete for new accounts and for the accounts of former customers lost due to the quality and service issues. Phase I, includes the redevelopment of the quarry plant, rebuilding of the railroad to standard United States gauge, purchase of a facility to establish an out-of-state terminal, and installation of a rotary kiln with preheater, along with increased product storage and loading capacity. There is some additional work to be completed on Phase I, but the project recently met an important milestone in producing its first lime on October 22. Completion of Phase I will provide us with a modern quarry and lime manufacturing facilities with an annual production capacity of up to approximately 200,000 tons of quicklime. We have plans to refurbish the distribution terminal in Shreveport, Louisiana, connected to the Kansas City Southern railroad, to provide lime storage and distribution capacity to service markets in Louisiana and East Texas. However, based on our current plan, this terminal may be completed in conjunction with Phase II. Phase II will further expand lime production capacity at Arkansas to approximately 400,000 tons of quicklime by the installation of a second rotary kiln and preheater with additional storage capacity.

     We maintain lime hydrating equipment and limestone drying and pulverizing equipment at both the Texas and Arkansas plants. Storage facilities for lime and pulverized limestone products at each plant consist primarily of cylindrical tanks, which we considered to be adequate to protect our lime and limestone products and to provide an available supply for our customers' needs at the existing volume of shipments. Equipment is maintained at each plant to load trucks, and at the Arkansas and Blum plants to load railroad cars.

     The Colorado Lime Company operates a limestone drying, grinding and bagging facility, with an annual capacity of 60,000 tons, on 99 acres of land in Salida, Colorado. The property is leased from the Union Pacific Railroad for a term of 5 years, commencing June 1999, with renewal options for a further 10 years. A rail loading spur is available, although we do not currently ship any products by rail from this facility. This plant's facilities also include a small rotary lime kiln which is permitted for operation but is presently not being operated. A mobile stone crushing and screening plant is situated in the Monarch Pass Quarry, producing agricultural grade limestone, with an annual capacity of up to 40,000 tons.

                            ABOUT THE LIME INDUSTRY

     In recent years, the demand for lime has been relatively strong, and price levels have gradually increased. However, the industry remains localized and competitive, with quality, price and proximity to customers being the prime factors affecting competition.

     Our competitors are predominately private companies, and, following a period of substantial consolidation in the lime and limestone industry, with the four largest lime companies now account for approximately 70% of North American lime capacity. In addition to the consolidations, and often in conjunction with them, many lime producers have undergone modernization and expansion projects to upgrade their processing equipment in an effort to improve operating efficiency. Our modernization and expansion projects should allow us to continue to remain competitive, protect our markets, and position ourselves for the future. In addition, we will continue to evaluate external opportunities for expansion.

                           ABOUT THE RIGHTS OFFERING


     BEFORE EXERCISING ANY SUBSCRIPTION RIGHTS, YOU SHOULD READ CAREFULLY THE INFORMATION SET FORTH UNDER "RISK FACTORS" BEGINNING ON PAGE 6.


THE SUBSCRIPTION RIGHTS


     We are distributing to you, at no cost, non-transferable subscription rights either as a holder of record of shares of our common stock on December 26, 2000 or, in the case of shares held in our Plan, as a beneficial owner of shares held by the Plan. We are giving you 0.4566 subscription rights for each share of common stock that you owned on December 26, 2000. You will not receive fractional subscription rights during the rights offering, but instead we have rounded your total number of subscription rights down to the nearest whole number. Each subscription right entitles you to purchase one share of common stock for $5.50. If you wish to exercise your subscription rights, you must do so before 5:00 p.m., Eastern Standard Time, on February 5, 2001. After that date, the subscription rights will expire and will no longer be exercisable.


BASIC SUBSCRIPTION PRIVILEGE


     Each subscription right entitles you to receive one share of common stock upon payment of $5.50 per share. You will receive certificates representing the shares that you purchase pursuant to your basic subscription privilege as soon as practicable after February 5, 2001, whether you exercise your subscription rights immediately prior to that date or earlier.


OVER-SUBSCRIPTION PRIVILEGE


     Subject to the allocation described below, each subscription right also grants each shareholder an over-subscription privilege to purchase additional shares of common stock that are not purchased by other shareholders pursuant to their basic subscription privileges. You are entitled to exercise your over-subscription privilege only if you exercise your basic subscription rights in full. Inberdon, our majority shareholder, has stated its intention not to subscribe for additional shares pursuant to its over-subscription privilege, thus stepping back to allow other fully subscribing shareholders to purchase additional shares if they wish.


     If you wish to exercise your over-subscription privilege, you should indicate the number of additional shares that you would like to purchase in the space provided on your subscription certificate. When you send in your subscription certificate, you must also send the full purchase price for the number of additional shares that you have requested to purchase (in addition to the payment due for shares purchased through your basic subscription privilege). If the number of shares remaining after the exercise of all basic subscription privileges is not sufficient to satisfy all requests for shares pursuant to over-subscription privileges, you will be allocated additional shares pro rata (subject to elimination of fractional shares), based on the number of shares you purchased through the basic subscription privilege in proportion to the total number of shares that you and other over-subscribing shareholders purchased through the basic subscription privilege. However, if your pro rata allocation exceeds the number of shares you requested on your subscription certificate, then you will receive only the number of shares that you requested, and the remaining shares from your pro rata allocation will be divided among other shareholders exercising their over-subscription privileges. Subject to state securities laws and regulations, we have the discretion to issue less than the total number of shares that may be available for over-subscription requests in order to comply with state securities laws.


     As soon as practicable after February 5, 2001, Computershare Trust Company of New York, acting as our Subscription Agent, will determine the number of shares of common stock that you may purchase pursuant to the over-subscription privilege. You will receive certificates representing these shares as soon as practicable after February 5, 2001. Subject to state securities laws and regulations, we have the discretion to delay allocation and distribution of any and all shares to shareholders who are affected by such regulations and elect to participate in the rights offering, including shares that we issue with respect to your basic or over-subscription privilege in order to comply with state securities laws. If you request and pay for more shares than are allocated to you, we will refund that overpayment, without interest. In connection with the exercise of the over-subscription privilege, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to the Subscription Agent and United States Lime & Minerals as to the aggregate number of subscription rights that have been exercised, and the number of shares of common stock that are being requested through the over-subscription privilege, by each beneficial owner on whose behalf such nominee holder is acting.

PURCHASE COMMITMENTS


     As of December 26, 2000, Inberdon owned approximately 51% of the outstanding shares of our common stock and, therefore, will receive rights to subscribe with its basic subscription privilege for approximately 926,862 shares of our common stock in the rights offering. Inberdon stated its intention to fully exercise its basic subscription rights and, if the rights offering is undersubscribed, to, in its sole discretion, purchase additional shares that are not subscribed for by other shareholders in the rights offering, to the extent such shares are available, for an investment of at least $8,000,000 and possibly up to $10,000,000.


NO RECOMMENDATIONS

     We are not making any recommendation as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests.

EXPIRATION DATE


     The rights will expire at 5:00 p.m., Eastern Standard Time, on February 5, 2001, unless we decide to extend the rights offering. If this commencement of the rights offering is delayed, the expiration date will be similarly extended. If you do not exercise your basic subscription privilege and over-subscription privilege prior to that time, YOUR SUBSCRIPTION RIGHTS WILL BE NULL AND VOID. We will not be required to issue shares of common stock to you if the Subscription Agent receives your subscription certificate or your payment after that time, regardless of when you sent the subscription certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described below.


CANCELLATION RIGHT


     Our Board of Directors, excluding the director affiliated with Inberdon, may cancel the rights offering in its sole discretion at any time prior to or on February 5, 2001 for any reason (including, without limitation, a change in the market price of the common stock). If we cancel the rights offering, any funds you paid will be promptly refunded, without interest.


NON-TRANSFERABILITY OF SUBSCRIPTION RIGHTS

     Only you may exercise the basic subscription privilege and the over-subscription privilege. You may not sell, give away or otherwise transfer the basic subscription privilege or the over-subscription privilege.

EXERCISE OF SUBSCRIPTION RIGHTS


     You may exercise your subscription rights by delivering to the Subscription Agent on or prior to February 5, 2001:


     - A properly completed and duly executed subscription certificate;

     - Any required signature guarantees; and


     - Payment in full of $5.50 per share of common stock to be purchased through the basic subscription privilege and the over-subscription privilege.

     You should deliver your subscription certificate and payment to the Subscription Agent at the address shown under the heading "Subscription Agent." We will not pay you interest on funds delivered to the Subscription Agent pursuant to the exercise of rights.

METHOD OF PAYMENT


     Payment for the shares must be made by check or bank draft (cashier's check) drawn upon a U.S. bank or a money order payable to "Computershare Trust Company of New York, AS SUBSCRIPTION AGENT" or by wire transfer of immediately available funds to the account maintained by the Subscription Agent at Harris Trust and Savings Bank, Chicago, Illinois, ABA #071000288, Account No. 227-938-8. Any wire transfer of funds should clearly indicate the identity of the subscriber who is paying the subscription price by the wire transfer. Payment will be deemed to have been received by the Subscription Agent only upon:



          (A) receipt and clearance of any uncertified check;



          (B) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank, any money order or any funds transferred by wire transfers; or



          (C) receipt of good funds in the Subscription Agent's account designated above.



     Please note that funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of February 5, 2001 to ensure that the Subscription Agent receives cleared funds before that date. We also urge you to consider payment by means of a certified or cashier's check or money order.


GUARANTEED DELIVERY PROCEDURES


     If you want to exercise your subscription rights, but time will not permit your subscription certificate to reach the Subscription Agent on or prior to February 5, 2001 you may exercise your subscription rights if you satisfy the following guaranteed delivery procedures:



          (1) You send, and the Subscription Agent receives, payment in full for each share of common stock being subscribed for through the basic subscription privilege and the over-subscription privilege, on or prior to February 5, 2001;



          (2) You send, and the Subscription Agent receives, on or prior to February 5, 2001, a notice of guaranteed delivery, substantially in the form provided with the attached instructions, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. The notice of guaranteed delivery must state your name, the number of subscription rights that you hold, the number of shares of common stock that you wish to purchase pursuant to the basic subscription privilege and the number of shares, if any, you wish to purchase pursuant to the over-subscription privilege. The notice of guaranteed delivery must guarantee the delivery of your subscription certificate to the Subscription Agent within three OTC trading days following the date that you executed the notice of guaranteed delivery; and



          (3) You send, and the Subscription Agent receives, your properly completed and duly executed subscription certificate, including any required signature guarantees, within three OTC trading days following the date that you executed the notice of guaranteed delivery.



     The notice of guaranteed delivery may be delivered to the Subscription Agent in the same manner as your subscription certificate at the addresses set forth under the heading "About the Rights Offering -- Subscription Agent," or may be transmitted to the Subscription Agent by facsimile transmission, to facsimile number (212) 701-7636. You can obtain additional copies of the form of notice of guaranteed delivery by requesting them from the Subscription Agent at the address or phone number set forth under the heading "About the Rights Offering -- Subscription Agent."

SIGNATURE GUARANTEES

     Signatures on the subscription certificate must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, subject to the standards and procedures adopted by the Subscription Agent. Eligible Guarantor Institutions include banks, brokers, dealers, credit unions, national securities exchanges and savings associations. Signatures on the subscription certificate do not need to be guaranteed if either the subscription certificate provides that the shares of common stock to be purchased are to be delivered directly to the record owner of such subscription rights, or the subscription certificate is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

SHARES HELD FOR OTHERS


     If you are a broker, a trustee or a depository for securities, or you otherwise hold shares of common stock for the account of others as a nominee holder, you should notify the beneficial owner of such shares as soon as possible to obtain instructions with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription certificate and, in the case of the over-subscription privilege, the related nominee holder certification, and submit them to the Subscription Agent with the proper payment.



     If you are a beneficial owner of common stock held by a nominee holder, such as a broker, trustee or a depository for securities, we will ask your broker, dealer or other nominee to notify you of this rights offering. If you wish to purchase shares through this rights offering, you should contact the holder and ask him or her to effect transactions in accordance with your instructions on a form provided by your nominee holder with the other rights offering materials. Notwithstanding the above, if you are a current or former employee of ours who beneficially owns shares of our common stock which are held in our Plan, we will treat those shares as part of your record ownership for purposes of calculating your subscription rights.


AMBIGUITIES IN EXERCISE OF SUBSCRIPTION RIGHTS


     If you do not specify the number of shares of common stock being subscribed for on your subscription certificate, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wished to purchase, you will be deemed to have subscribed for the maximum number of shares of common stock that could be subscribed for with the payment that the Subscription Agent receives from you. If your payment exceeds the total purchase price for all of the shares of common stock shown on your subscription certificate, your payment will be applied, until depleted, to subscribe for shares of common stock in the following order:


          (1) to subscribe for the number of shares, if any, that you indicated on the subscription certificate that you wished to purchase through your basic subscription privilege;

          (2) to subscribe for shares of common stock until your basic subscription privilege has been fully exercised;

          (3) to subscribe for additional shares of common stock pursuant to the over-subscription privilege (subject to any applicable proration). Any excess payment remaining after the foregoing allocation will be returned to you as soon as practicable by mail, without interest or deduction.

REGULATORY LIMITATION


     We will not be required to issue to you shares of common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the subscription rights expire, you have not obtained such clearance or approval.

OUR DECISION BINDING

     All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights will be determined by us, and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any subscription right by reason of any defect or irregularity in such exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. Neither United States Lime & Minerals nor the Subscription Agent will be under any duty to notify you of any defect or irregularity in connection with the submission of a subscription certificate or incur any liability for failure to give such notification.

NO REVOCATION


     Once you have exercised your basic subscription privilege or over-subscription privilege, YOU MAY NOT REVOKE THAT EXERCISE EVEN IF THE SUBSCRIPTION PERIOD HAS NOT YET ENDED. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock at the subscription price of $5.50 per share.


SHARES OF COMMON STOCK OUTSTANDING AFTER THE RIGHTS OFFERING


     Assuming we issue all of the shares of common stock offered in the rights offering, approximately 5,799,845 shares of common stock will be issued and outstanding. This would represent a 46% increase in the number of outstanding shares of common stock. IF YOU DO NOT FULLY EXERCISE YOUR BASIC SUBSCRIPTION PRIVILEGE BUT OTHERS DO, THE PERCENTAGE OF COMMON STOCK THAT YOU HOLD WILL DECREASE.


CAPITALIZATION TABLE


     The following table sets forth our cash and cash equivalents, current installments of long-term debt and revolving credit facility, long-term debt, excluding current installments and revolving credit facility, and stockholders' equity as of September 30, 2000, and as adjusted to reflect the anticipated $10,000,000 gross proceeds from the Rights Offering, as if the Rights Offering had closed as of September 30, 2000. You should read this table in conjunction with our consolidated financial statements and the notes thereto which are incorporated by reference into this prospectus.



                                                              AS OF SEPTEMBER 30, 2000
                                                                    (UNAUDITED)
                                                              ------------------------
                                                                               AS
                                                               ACTUAL       ADJUSTED
                                                              --------    ------------
                                                                   (IN THOUSANDS)
Cash and cash equivalents...................................    2,186        12,186
Current installments of long-term debt and revolving credit
  facility..................................................    3,333         3,333
Long-term debt, excluding current installments and revolving
  credit facility...........................................   45,000        45,000
Stockholders' equity:
  Common stock..............................................      529           711
  Additional paid-in capital................................   14,819        24,637
  Retained earnings.........................................   27,780        27,780
Less treasury stock at cost:
  1,312,401 shares of common stock..........................  (13,927)      (13,927)
Total stockholders' equity..................................   29,201        39,201
                                                              =======       =======
Debt Ratio (debt : debt plus total equity)..................     62.3%         55.2%

FEES AND EXPENSES


     We will pay all fees charged by the Subscription Agent and the Information Agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Neither United States Lime & Minerals, the Subscription Agent nor the Information Agent will pay such expenses.


SUBSCRIPTION AGENT


     We have appointed Computershare Trust Company of New York as Subscription Agent for the rights offering.



     The Subscription Agent's address for packages sent by hand or overnight delivery is:



                    Computershare Trust Company of New York

                           88 Pine Street, 19th Floor
                           New York, New York 10005.


     The Subscription Agent's address for packages sent by mail is:



                    Computershare Trust Company of New York


                              Wall Street Station


                                 P.O. Box 1023


                         New York, New York 10268-1023



     The Subscription Agent's telephone number is (212) 701-7624 and its facsimile number is (212) 701-7636. You should deliver your subscription certificate, payment of the subscription price and notice of guaranteed delivery (if any) to the Subscription Agent. We will pay the fees and certain expenses of the Subscription Agent, which we estimate will total $25,000. Under certain circumstances, we may indemnify the Subscription Agent from certain liabilities that may arise in connection with the rights offering.



INFORMATION AGENT



     We have appointed Corporate Investor Communications, Inc. as Information Agent for the rights offering. The Information Agent will be responsible for delivery of rights offering materials to certain nominee holders. The Information Agent will also operate a toll free telephone number to answer questions from shareholders relating to the rights offering. The Information Agent may be contacted toll free by telephone at (866) 745-6678.



     We will pay the fees and certain expenses of the Information Agent, which we estimate will total $10,000. Under certain circumstances, we may indemnify the Information Agent from certain liabilities that may arise in connection with the rights offering.


                                   IMPORTANT


     PLEASE CAREFULLY READ THE INSTRUCTIONS ACCOMPANYING THE SUBSCRIPTION CERTIFICATE AND FOLLOW THOSE INSTRUCTIONS IN DETAIL. DO NOT SEND SUBSCRIPTION CERTIFICATES DIRECTLY TO US. YOU ARE RESPONSIBLE FOR CHOOSING THE PAYMENT AND DELIVERY METHOD FOR YOUR SUBSCRIPTION CERTIFICATE, AND YOU BEAR THE RISKS ASSOCIATED WITH SUCH DELIVERY. IF YOU CHOOSE TO DELIVER YOUR SUBSCRIPTION CERTIFICATE AND PAYMENT BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. WE ALSO RECOMMEND THAT YOU ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO FEBRUARY 5, 2001. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, WE STRONGLY URGE YOU TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK OR MONEY ORDER.

                             IF YOU HAVE QUESTIONS


     If you have questions or need assistance concerning the procedure for exercising subscription rights, or if you would like additional copies of this prospectus, the Instructions, or the Notice of Guaranteed Delivery, you should contact:



                    Corporate Investor Communications, Inc.


                      Toll Free Telephone: (866) 745-6678



                                       or


                      United States Lime & Minerals, Inc.
                        13800 Montfort Drive, Suite 330
                              Dallas, Texas 75240
              Attention: Larry T. Ohms, Vice President of Finance,
                       Corporate Controller and Secretary
                           Telephone: (972) 991-8400

                          DESCRIPTION OF COMMON STOCK

     As a holder of common stock, you are entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders. You are entitled to receive dividends, if any, declared by our Board of Directors. If we liquidate United States Lime & Minerals you will be entitled to share ratably with the other shareholders in the distribution of all assets that we have left after we pay all of our liabilities and make any necessary distributions to holders of our preferred stock. You have no preemptive rights to subscribe for additional shares of common stock and no right to convert your common stock into any other securities. In addition, you do not have the benefit of a sinking fund for your shares of common stock. Your common stock is not redeemable by United States Lime & Minerals.

                                USE OF PROCEEDS


     We estimate that we will receive net proceeds of approximately $9,659,810 in the rights offering, assuming that all subscription rights are exercised (which cannot be assured) at a subscription price of $5.50 per share, and after deducting expenses of the rights offering of approximately $340,190. We intend to use the net proceeds of the rights offering to repay short-term borrowings which currently consist of the $5,000,000 bridge loan provided to us by Inberdon on December 27, 2000 and $4,000,000 under our revolving credit facility. The bridge loan bears interest at the rate of 9.75% and matures on March 31, 2001. We intend to pay the bridge loan promptly upon the closing of the rights offering; however, if the bridge loan is not paid at maturity, the rate of interest will increase to 11.75% and will be payable on demand. We plan to use the proceeds of the bridge loan to pay $4,000,000 in increased costs of the completion of the Phase I project in Arkansas, to pay $500,000 in increased capital costs in completing the pulverized limestone production line in Texas and for other capital expenditures. The revolving credit facility bears interest at the rate of LIBOR plus 1.40%, which rate is subject to increase under certain circumstances, and expires on April 20, 2001. We intend to use the balance of the proceeds for capital expenditures and general corporate purposes. If we receive proceeds of less than $9,000,000, we intend to promptly and fully repay the bridge loan and will partially repay the amount borrowed under our revolving credit facility.


                        DETERMINATION OF OFFERING PRICE


     Our Board of Directors, excluding the director affiliated with Inberdon, set all of the terms and conditions of the rights offering, including the subscription price. The Board of Directors advised Inberdon of its determination of the subscription price to confirm Inberdon's willingness to pay an above market price for shares in the rights offering. The $5.50 subscription price was based on the historical trading prices of our common stock, our book value per share, and Inberdon's willingness to pay an above market price. The subscription price does not necessarily bear any relationship to our past or expected future results of operations, cash flows, current financial condition, or any other established criteria for value. You should not consider the subscription price as an indication of the value of United States Lime & Minerals or our common stock.


                              PLAN OF DISTRIBUTION


     On or about December 27, 2000, we will distribute the subscription rights and copies of this prospectus to all holders of record of our common stock on December 26, 2000, except in the case of shares held through our Plan, in which case the distribution will be made directly to the beneficial owners of common stock held by the Plan on the record date. If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the subscription certificate and return it, with payment for the shares, to the Subscription Agent, Computershare Trust Company of New York, at the address on page 19. See "The Rights Offering -- Exercise of Subscription Rights." If you have any questions, you should contact Corporate Investor Communications, Inc. or our Vice President of Finance, Company Secretary and Corporate Controller, Larry T. Ohms, at the telephone numbers and address on page 20.


                       FEDERAL INCOME TAX CONSIDERATIONS


     The following summarizes the material federal income tax considerations of the rights offering to you and United States Lime & Minerals. This summary is based on current tax law, which is subject to change at any time, possibly with retroactive effect. This summary is not a complete discussion of all federal income tax consequences of the rights offering, and, in particular, may not address federal income tax consequences applicable to shareholders subject to special treatment under federal income tax law. In addition, this summary does not address the tax consequences of the rights offering under applicable state, local or foreign tax laws. This discussion assumes that your shares of common stock and the subscription rights and shares issued to you during the rights offering constitute capital assets.


     Receipt and exercise of the subscription rights distributed pursuant to the rights offering is intended to be nontaxable to shareholders, and the following summary assumes you will qualify for such nontaxable treatment. If, however, the rights offering does not qualify as nontaxable, you would be treated as receiving a taxable distribution equal to the fair market value of the subscription rights on their distribution date. The distribution would be taxed as a dividend to the extent made out of United States Lime & Minerals' current or accumulated earnings and profits; any excess would be treated first as a return of your basis (investment) in your United States Lime & Minerals stock and then as a capital gain. Expiration of the subscription rights would result in a capital loss.


     THIS DISCUSSION IS INCLUDED FOR YOUR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU OF THE RIGHTS OFFERING IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING ANY STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.


TAXATION OF SHAREHOLDERS


     Receipt of a subscription right. You will not recognize any gain or other income upon receipt of a subscription right.



     Tax basis and holding period of subscription rights. Your tax basis in each subscription right will effectively depend on whether you exercise the subscription right or allow the subscription right to expire.


     If you exercise a subscription right, your tax basis in the subscription right will be determined by allocating the tax basis of your common stock on which the subscription right is distributed between the common stock and the subscription right, in proportion to their relative fair market values on the date of distribution of the subscription right. However, if the fair market value of your subscription rights is less than 15 percent of the fair market value of your existing shares of common stock, then the tax basis of each subscription right will be deemed to be zero, unless you elect, by attaching an election statement to your federal income tax return for 2000, to allocate tax basis to your subscription rights.

     If you allow a subscription right to expire, it will be treated as having no tax basis. Your holding period for a subscription right will include your holding period for the shares of common stock upon which the subscription right is issued.


     Expiration of subscription rights. You will not recognize any loss upon the expiration of a subscription right.



     Exercise of subscription rights. You generally will not recognize a gain or loss on the exercise of a subscription right. The tax basis of any share of common stock that you purchase through the rights offering will be equal to the sum of your tax basis (if any) in the subscription right exercised and the price paid for the share. The holding period of the shares of common stock purchased through the rights offering will begin on the date that you exercise your subscription rights.


TAXATION OF UNITED STATES LIME & MINERALS

     We will not recognize any gain, other income or loss upon the issuance of the subscription rights, the lapse of the subscription rights, or the receipt of payment for shares of common stock upon exercise of the subscription rights.

                       STATE AND FOREIGN SECURITIES LAWS


     The rights offering is not being made in any state or other jurisdiction in which it is unlawful to do so. We may delay the commencement of the rights offering in certain states or other jurisdictions in order to comply with the securities law requirements of such states or other jurisdictions. In our sole discretion, we may decline to make modifications to the terms of the rights offering requested by certain states or other jurisdictions, in which case shareholders who live in those states or jurisdictions will not be eligible to participate in the rights offering.


                                 LEGAL MATTERS

     The validity of the shares of common stock offered by this prospectus will be passed upon for us by Morgan, Lewis & Bockius LLP, Washington, D.C.

                                    EXPERTS

     Our consolidated financial statements incorporated by reference from our Annual Report (Form 10-K) for the year ended December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference into this prospectus. Such consolidated financial statements are incorporated by reference into this prospectus in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       IF YOU WOULD LIKE MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC's public reference rooms, which are located at:

                              450 Fifth Street, NW
                              Washington, DC 20549

                        7 World Trade Center, Suite 1300
                               New York, NY 10048

                      500 West Madison Street, Suite 1400
                               Chicago, IL 60661

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. This information is also available online through the SEC's Electronic Data Gathering, Analysis, and Retrieval System (EDGAR), located on the SEC's web site (http://www.sec.gov).

     Also, we will provide (free of charge) any of our documents filed with the SEC, as you reasonably may request. To get your free copies, please call or write to:

                                 Larry T. Ohms
                           Vice President of Finance,
                       Secretary and Corporate Controller
                       United States Lime & Mineral, Inc.
                        13800 Montfort Drive, Suite 330
                              Dallas, Texas 75240
                                 (972) 991-8400

     The SEC allows us to "incorporate by reference" the information we have filed with them, which means that we can disclose important information to you by referring you to other documents. The documents that are incorporated by reference are legally considered to be a part of this prospectus. The documents incorporated by reference are:


          (1) our Quarterly Report on Form 10-Q for the period ended September 30, 2000, our Quarterly Report on Form 10-Q for the period ended June 30, 2000 and our Quarterly Report on Form 10-Q for the period ended March 31, 2000;



          (2) our Definitive Proxy Statement on Schedule 14A filed March 20,
     2000;



          (3) our Annual Report on Form 10-K for the year ended December 31, 1999; and



          (4) any filings with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 between the date of this prospectus and the expiration of the rights offering.


     As you read the above documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this prospectus, you should rely on the statements made in the most recent document.

     You should rely only on the information in this prospectus or incorporated by reference. We have not authorized anyone to provide you with any different information.

     This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted. This prospectus is not an offer to sell nor is it seeking an offer to buy securities other than the shares of common stock to be issued pursuant to the rights offering. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

     No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable in the jurisdiction.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses in connection with the issuance and distribution of the Securities, other than underwriting discounts and commissions, being registered are set forth in the following table (all amounts other than the Registration Fee and the Nasdaq National Market Listing Fee are estimated):


SEC Registration Fee........................................  $  2,640
Nasdaq National Market Listing Fee..........................  $ 17,500
Subscription Agent Fees and Expenses........................  $ 25,000
Information Agent Fees and Expenses.........................  $ 10,000
Legal Fees and Expenses.....................................  $200,000
Blue Sky Fees and Expenses..................................  $     50
Accounting Fees and Expenses................................  $ 20,000
Printing Expenses...........................................  $ 40,000
Miscellaneous Costs.........................................  $ 25,000
          Total.............................................  $340,190


     All expenses in connection with the issuance and distribution of the securities being offered shall be borne by us.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 2.02-1 of the Texas Business Corporation Act, as amended, authorizes us to indemnify our officers and directors and certain other persons in certain instances.

     In addition, Section 2.02-1 and our Bylaws require that we indemnify any director or officer against reasonable expenses he incurs in connection with a wholly successful defense of a proceeding in which he is a named defendant or respondent because he is or was a director or officer. This indemnification will only occur with the determination that the person (i) conducted himself in good faith, (ii) reasonably believed, in the case of conduct in his official capacity as our director or officer, that his conduct was in our best interests and, in all other cases, that his conduct was at least not opposed to our best interests, and (iii), in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. However, if the director or officer is found liable to us or is found liable on the basis that personal benefit was improperly received, the indemnification shall be limited to reasonable expenses actually incurred in connection with the proceeding. Indemnification shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to us.

     The Bylaws generally require determinations that the person to be indemnified has satisfied the prescribed conduct and belief standards, as determined by directors who are not themselves then named defendants or respondents in the proceeding, by a special legal counsel selected by the Board of Directors or a committee thereof, or by shareholders in a vote that excludes the shares held by directors and officers who are named defendants or respondents in the proceeding.

     The Bylaws further require us to pay or reimburse expenses incurred by a director or officer in connection with his appearance as a witness or other participation in a proceeding at a time when he is not a named defendant or respondent in the proceeding. We must also advance reasonable expenses to a director or officer upon receipt of a good faith affirmation by him that he has met the standard of conduct necessary for indemnification and a written undertaking to repay such advances if it is ultimately determined that he has not met those requirements.

     The Bylaws permit us to indemnify and advance expenses to an officer, employee, or agent to such further extent as may be consistent with law, including persons serving another entity in various capacities at our request. The Bylaws also authorize us to purchase and maintain insurance or make other arrangements on behalf of directors, officers, employees, and agents against or in respect of liabilities.

     Any indemnification of or advance of expenses to a director under the Bylaws or any statute must be reported in writing to shareholders not later than the notice of the next shareholders' meeting or the next submission to shareholders of a consent to action without a meeting and, in any event, within the 12-month period immediately following the indemnification or advance.

ITEM 16. EXHIBITS


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           5.1           Opinion of Morgan, Lewis & Bockius LLP
          23.1           Consent of Morgan, Lewis & Bockius LLP (included in Exhibit
                            5.1)
          23.2           Consent of Ernst & Young LLP
          24.1           Power of Attorney (included on signature page)
          99.1           Subscription Certificate
          99.2           Instructions for Use of United States Lime & Minerals, Inc.
                            Subscription Certificates
          99.3           Notice of Guaranteed Delivery
          99.4           Letter to Shareholders
          99.5           Letter to Brokers
          99.6           Letter to Clients of Nominee Holders
          99.7           Beneficial Owner Election Form
          99.8           Nominee Holder Certification
          99.9           Form of Subscription Agent Agreement


ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, United States Lime & Minerals, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 22nd day of December, 2000.


                                            UNITED STATES LIME & MINERALS, INC.


                                            By:    /s/ TIMOTHY W. BYRNE

                                              ----------------------------------

                                                       Timothy W. Byrne

                                                President and Chief Executive
                                                            Officer

                               POWER OF ATTORNEY


     Each person whose signature appears below hereby appoints Timothy W. Byrne and/or Larry T. Ohms his true and lawful attorney-in-fact with the authority to execute in the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this registration statement necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----

                /s/ TIMOTHY W. BYRNE                   President, Chief Executive    December 22, 2000
-----------------------------------------------------    Officer and Director
                  Timothy W. Byrne                       (Principal Executive
                                                         Officer)

                  /s/ LARRY T. OHMS                    Vice President of Finance,    December 22, 2000
-----------------------------------------------------    Company Secretary and
                    Larry T. Ohms                        Corporate Controller
                                                         (Principal Financial and
                                                         Accounting Officer)

                          *                            Director and Chairman of the  December 22, 2000
-----------------------------------------------------    Board
                  Edward A. Odishaw

                          *                            Director and Vice Chairman    December 22, 2000
-----------------------------------------------------    of the Board
                  Antoine M. Doumet

                          *                            Director                      December 22, 2000
-----------------------------------------------------
                    John J. Brown

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----

                          *                            Director                      December 22, 2000
-----------------------------------------------------
                 Wallace G. Irmscher

                          *                            Director                      December 22, 2000
-----------------------------------------------------
                  Richard W. Cardin

---------------
*By Larry T. Ohms, Attorney-in-Fact

                  /s/ LARRY T. OHMS
-----------------------------------------------------
                    Larry T. Ohms

                               INDEX TO EXHIBITS


        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
           5.1           Opinion of Morgan, Lewis & Bockius LLP
          23.1           Consent of Morgan, Lewis & Bockius LLP (included in Exhibit
                            5.1)
          23.2           Consent of Ernst & Young LLP
          24.1           Power of Attorney (included on signature page)
          99.1           Subscription Certificate
          99.2           Instructions for Use of United States Lime & Minerals, Inc.
                            Subscription Certificates
          99.3           Notice of Guaranteed Delivery
          99.4           Letter to Shareholders
          99.5           Letter to Brokers
          99.6           Letter to Clients of Nominee Holders
          99.7           Beneficial Owner Election Form
          99.8           Nominee Holder Certification
          99.9           Form of Subscription Agent Agreement